Self Storage Group Changes Name to Global Self Storage, Begins Trading on NASDAQ as "SELF"

New York, NY – January 19, 2016 – Self Storage Group, Inc. (OTC: SELF) (NASDAQ: SELF) (the "Company"), a real estate investment trust ("REIT") that owns and operates self storage facilities, has changed its name to Global Self Storage, Inc.

The Company also changed its Securities and Exchange Commission ("SEC") registration from an investment company to an operating company and uplisted to the NASDAQ Capital Market ("NASDAQ"). The Company's common stock has begun trading on NASDAQ under the symbol "SELF."

"The execution of these shareholder-approved changes marks the commencement of a new stage in our Company's development – beginning with our new name, Global Self Storage," said Mark C. Winmill, President and Chief Executive Officer of the Company.

"We are confident that our NASDAQ listing, which may greatly expand our universe of potential investors, coupled with our registration as an operating company, which provides improved reporting of our financial results, can ultimately drive long-term shareholder value."

The Company is expected to begin reporting on a quarterly basis beginning with the first quarter ending March 31, 2016.

About Global Self Storage
Global Self Storage, Inc. is a self-administered and self-managed REIT focused on the ownership, operation, acquisition, development and redevelopment of self storage facilities in the United States. The Company's self storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. The Company currently owns and operates, through its wholly owned subsidiaries, seven self storage properties located in New York, Pennsylvania, Illinois, Indiana, and South Carolina. For more information, go to www.globalselfstorageinc.com or visit our self storage customer site at www.globalselfstorage.us.

Cautionary Note Regarding Forward Looking Statements
This release contains certain "forward looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward looking statements, which generally are not historical in nature. Forward looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Company's historical experience and its current expectations or projections indicated in any forward looking statements. These risks include, but are not limited to, equity securities risk, credit risk, interest rate risk, leverage and borrowing risk, additional risks of certain securities or other assets (including real estate) in which the Company invests, distribution policy risk, management risk, and other risks discussed in the Company's filings with the SEC. You should not place undue reliance on forward looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise any forward looking statements made herein. There is no assurance that the Company's investment objectives will be attained.

Contact:
Global Self Storage, Inc.
Mark C. Winmill
President and Chief Executive Officer
mwinmill@globalselfstorageinc.com
1-212-785-0900, ext. 201

Liolios Group, Inc.
Michael Koehler
SELF@liolios.com
1-949-574-3860